Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-138240

Prospectus Supplement No. 4
to Prospectus dated May 14, 2007

11,397,359 Shares of Common Stock

SOLOMON TECHNOLOGIES, INC.

We are supplementing the prospectus dated May 14, 2007, covering up to 11,397,359 shares of our common stock, par value $0.001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus. This prospectus supplement contains our Current Report, as amended, on Form 8-K/A dated September 5, 2007, which was filed with the Securities and Exchange Commission on November 19, 2007.

This prospectus supplement supplements information contained in the prospectus dated May 14, 2007. This prospectus supplement should be read in conjunction with the prospectus dated May 14, 2007 and any amendments or supplements thereto, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any amendments or supplements thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated May 14, 2007, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS DATED May 14, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 27, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2007

Solomon Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1224 Mill St., Bldg. B
East Berlin, Connecticut 06023

(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (860) 828-2060

1400 L & R Industrial Boulevard
Tarpon Springs, Florida 34689

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks identified and discussed from time to time in our filings with the Securities and Exchange Commission.

Explanatory Note

This Current Report on Form 8-K/A amends and supplements the Current Report on Form 8-K that was initially filed by Solomon Technologies, Inc. (the “Company”) on September 5, 2007 (the “Initial Form 8-K”), to include financial   statements and pro forma financial information concerning the Company’s acquisition of Deltron, Inc. (“Deltron”), permitted pursuant to Item 9.01 of Form 8-K to be excluded from the Initial Form 8-K and filed by amendment to the Initial Form 8-K no later than 71 days after the date the Initial Form 8-K was required to be filed.

Item 9.01  Financial Statements and Exhibits

(a)   Financial Statements of Businesses Acquired

(1)    The required audited financial statements of Deltron as of December 31, 2006 and for the years ended December 31, 2006 and 2005 are attached hereto as Exhibit 99.2 and are incorporated in their entirety herein by reference.

The required unaudited interim financial   statements of Deltron as of June 30, 2007 and for the six months ended June 30, 2007 and 2006 are attached hereto as Exhibit 99.3 and are incorporated in their entirety herein by reference.

(b)   Pro Forma Financial Information

The required unaudited pro forma financial information as of and for the six months ended June 30, 2007 and for the twelve months ended December 31, 2006 is attached hereto as Exhibit 99.4 and is incorporated in its entirety herein by reference.

(d)   Exhibits.

Exhibit No.	Description
99.1	Press release issued by Solomon Technologies, Inc.on September 6, 2007*
99.2	Audited Financial Statements of Deltron Inc. as of and for the years ended December 31, 2006 and 2005
99.3	Unaudited Interim Financial Statements of Deltron Inc. as of and for the six months ended June 30, 2007 and 2006
99.4	Unaudited Pro Forma Condensed Combined Financial Statements

* Previously filed

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC.
(Registrant)

Dated: November 19, 2007	By:	/s/ Gary G. Brandt
Gary G. Brandt
Chief Executive Officer
(Principal Executive Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Deltron, Inc.

We have audited the accompanying consolidated balance sheet of Deltron, Inc. and subsidiary as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Deltron, Inc. and subsidiary as of December 31, 2006, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As stated in Note 10 to the financial statements, on September 5, 2007, the Company completed the sale of substantially all of its net assets.
Eisner LLP

New York, New York
October 3, 2007

Deltron, Inc.
Consolidated Balance Sheet
December 31, 2006

Assets
Current assets
Cash	$160,944
Accounts receivable, net	547,694
Inventories	441,465
Prepaid expenses	45,706
1,195,809

Land	107,660
Building	1,275,445
Furniture and equipment	3,695,651
5,078,756

Less: Accumulated depreciation	(4,106,073)
Net property and equipment	972,683

$2,168,492

Liabilities and Stockholders' Equity
Current liabilities
Note payable to stockholder	$990,600
Accounts payable	292,061
Accrued expenses (including interest payable to stockholder of $122,668)	314,324
1,596,985

Stockholders' Equity
Common stock, no par value authorized 3,000,000 shares; 1,108,000 shares issued and outstanding	4,696
Retained earnings	566,811
571,507

$2,168,492

See accompanying notes to financial statements.

Deltron, Inc.
Consolidated Statements of Operations

	Year Ended December 31,
	2006	2005

Net sales	$4,557,586	$4,722,496
Cost of goods sold	2,946,503	3,519,937
Gross profit	1,611,083	1,202,559

Operating expenses:
Research and development	619,949	787,556
General and administrative	673,588	837,922
Selling	385,738	411,423
Commissions	162,715	211,693
	1,841,990	2,248,594

Operating loss	(230,907)	(1,046,035)

Other income (expense)
Gain (loss) on foreign currency transactions	(6,934)	704
Other income, (including gain on sale of equipment of $48,824 in 2005)	7,282	62,786
Interest expense - stockholder	(125,594)	(90,745)
Total other income (expense)	(125,246)	(27,255)

Net loss	$(356,153)	$(1,073,290)

See accompanying notes to financial statements.

Deltron, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2006	2005
Cash flows from operating activities

Net loss	$(356,153)	$(1,073,290)

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	112,677	131,617
Gain on sale of equipment	-	(48,824)
Change in:
Accounts receivable	(32,232)	254,868
Inventories	187,376	457,007
Prepaid expenses	103	12,886
Accounts payable	15,477	72,700
Accrued expenses (including interest payable to stockholder)	68,806	(14,130)
Net cash used in operating activities	(3,946)	(207,166)

Cash flows from investing activities
Proceeds from sale of equipment	-	62,584
Purchase of property and equipment	(9,756)	-
Net cash (used in) provided by investing activities	(9,756)	62,584

Cash flows from financing activities
Net repayments of notes payable to stockholder	-	(4,000)
Principal payments on long-term borrowings	-	(87,722)
Net cash used in financing activities	-	(91,722)

Net decrease in cash	(13,702)	(236,304)

Cash at beginning of period	174,646	410,950

Cash at end of period	$160,944	$174,646

Supplemental Disclosure of Cash Flow information:
Cash payments for interest	$40,978	$63,787

See accompanying notes to financial statements.

Deltron, Inc.
Consolidated Statements of Stockholders' Equity

	Common Stock		Retained
	Shares	Amount	Earnings	Total

Balance at December 31, 2004	1,108,000	$4,696	$1,996,254	$2,000,950

Net loss		-	(1,073,290)	(1,073,290)

Balance at December 31, 2005	1,108,000	4,696	922,964	927,660

Net loss		-	(356,153)	(356,153)

Balance at December 31, 2006	1,108,000	$4,696	$566,811	$571,507

See accompanying notes to financial statements.

DELTRON, INC
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 1 - Nature of Business and Basis of Presentation

Nature of Business
Deltron, Inc, located in North Wales, Pennsylvania (Deltron) and its wholly owned subsidiary, Corporacion Delinc S.A. de C.V. (Delinc) located in Mexico (collectively, the “Company”), manufacture and sell power supply units to the electronics industry principally within the continental U.S. The Company also has a limited amount of sales in Canada, Europe, and Asia. During 2006 the Company completed the transition of its manufacturing functions to Delinc with Deltron mainly involved in procurement, research and development, administration and sales activities. Delinc manufactures and assembles products for Deltron, the U.S. parent. All sales of Delinc are to the U.S. parent company.

Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The Company sold substantially all its net assets in September 2007 (Note 10). Excluded assets include cash and certain machinery and equipment in Pennsylvania, and the real estate located at its principal office in North Wales, Pennsylvania. The liabilities to be assumed by the buyer include trade accounts payable and accrued expenses.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of Deltron and Delinc. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, revenues and expenses as well as disclosure of contingent assets and liabilities included in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions that the Company may undertake in the future, they may ultimately differ from actual results. The most significant estimates relate to inventory obsolescence and recoverability of deferred tax assets. Actual results could differ from those estimates.

DELTRON, INC
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 2 - Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents
The Company considers all highly liquid instruments with remaining maturities when purchased of three months or less to be cash equivalents.

The Company maintains its cash accounts in two commercial banks, one located in the U.S. and one in Mexico. The amount on deposit in the U.S. bank usually exceeds the federally insured limit.

Revenue Recognition and Accounts Receivable
The Company recognizes revenue when there is persuasive evidence of an arrangement, the product has been delivered and is fully functional, the sales price is fixed or determinable and collectibility is reasonably assured. In general, these conditions are met when the product is shipped. Credit is extended based on an evaluation of each customer’s financial condition and generally collateral is not required. The Company provides an allowance for uncollectible trade receivables, when appropriate, based on aging analysis, specific known troubled accounts and historical collection experience. At December 31, 2006, the allowance for doubtful accounts was $10,000.

Bad debts expense for the years ended December 31, 2006 and 2005 was $2,323 and $8,147, respectively.

Inventory
Inventory, which consists of raw materials, completed sub-assemblies and electronic components, is stated at the lower of cost or market on a first-in first-out basis. Inventory items designated as obsolete or slow-moving are reduced to estimated net realizable value. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and inventory turnover.

DELTRON, INC
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 2 - Summary of Significant Accounting Policies (continued)

Property and Equipment
Property and equipment are stated at cost. Major replacements and betterments are capitalized while maintenance and repairs are expensed as incurred.

Depreciation is computed for financial statement purposes on a straight-line basis over the estimated useful lives of the related assets. Gains and losses on sales and retirements are reflected in results of operations. The estimated useful lives of depreciable assets are:

Classifications	Years

Building	12-50
Furniture and equipment	5-12

Depreciation expense for the years ended December 31, 2006 and 2005 was $112,677 and $131,617, respectively.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Deltron and Delinc are responsible for filing separate tax returns in their own tax jurisdictions.

Research and Development Costs
Research and development costs are expensed as incurred and were $619,949 and $787,556 for the years ended December 31, 2006 and 2005, respectively.

Collective Bargaining Agreements
The Company had a collective bargaining agreement, which covered approximately 8% of its U.S. labor force and was terminated as of December 12, 2006. The Company had a collective bargaining agreement with approximately 50% of its Mexican labor force that expired on December 31, 2006, at which time it was renewed through December 31, 2007.

DELTRON, INC
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 2 - Summary of Significant Accounting Policies (continued)

Foreign Currency Remeasurement
The U.S. dollar is the functional currency of the Company and its subsidiary. All foreign currency denominated assets and liabilities are translated into U.S. dollars at exchange rates prevailing at the balance sheet date, except for non-monetary assets and liabilities, which are translated at historical exchange rates. Results of operations are translated at average exchange rates in effect during the year. All foreign currency transaction and translation gains or losses are included in the results of operations.

Note 3 - Inventory

At December 31, 2006, inventory consists of the following:

Component parts	$189,585
Work-in-process	120,508
Finished goods	131,372

$441,465

Note 4 - Note Payable - Stockholder

The Company has a line of credit agreement with its majority stockholder, which permits borrowing of up to $1,000,000. Interest is charged on the outstanding balance at 1.75 times the rate at which the stockholder is able to borrow the funds from Wachovia Securities, and is payable monthly. The line is collateralized by the assets of the Company. At December 31, 2006, the outstanding balance was $990,600, and the interest rate was 13.13%. Outstanding loans are payable on demand.

Note 5 - Accrued Expenses

At December 31, 2006, accrued expenses consist of the following:

Accrued commissions	$37,993
Accrued vacation	89,600
Accrued and withheld payroll taxes	21,665
Accrued warranty	24,000
Accrued interest payable to stockholder	122,668
Accrued wages	15,531
Other	2,867

$314,324

DELTRON, INC
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 6 - Income Taxes

During the year ended December 31, 2006, Deltron’s net operating loss carryforward from prior years of $35,000 eliminated its taxable income. For the year ended December 31, 2005, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. At December 31, 2006, the Company had net operating loss carryforwards of approximately $1,563,000 for federal and $1,875,000 for state purposes. The net operating loss carryforwards, if not utilized, will begin to expire in 2022 for federal purposes and in 2021 for State of Pennsylvania purposes. The Company’s taxes in Mexico are not based on income, and such taxes are included in general and administrative expenses.

Deferred Tax Assets and Liabilities
Deferred income tax assets and liabilities consist of the following components as of December 31, 2006:

Deferred Tax Assets
Reserves and accruals	$88,800
Loss carryforwards	718,800

807,600
Less valuation allowance	(758,600)

49,000
Deferred Tax Liabilities
Property and equipment	(49,000)

Net deferred tax asset	$-

The Company believes it is more likely than not that the net deferred tax assets will not be fully realizable and accordingly provided for a full valuation allowance against its net deferred tax assets at December 31, 2006 of $758,600.

Note 7 - Employee Benefit Plans

Profit Sharing Plan
The Company has a discretionary profit sharing plan that covers those employees who meet the eligibility requirements set forth in the plan. The amount of the contribution to the plan is at the discretion of the Board of Directors, up to a maximum of 15% of the eligible participants’ total compensation. Substantially all of the Company’s full-time employees are covered by the plan. For the years ended December 31, 2006 and 2005, the Company made no contributions to the plan. As of May 2006, the profit sharing plan was terminated, and all of the plan’s assets were transferred to the 401(k) plan.

DELTRON, INC
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 7 - Employee Benefit Plans (continued)

401(k) Plan
The Company offers a 401(k) plan to all eligible employees who meet the eligibility requirements set forth in the plan. Participants in the plan may elect to defer a percentage of their compensation under the plan. The Company may contribute a matching contribution equal to 25% of the participant’s deferred compensation, limited to 12% of employees’ compensation. For the years ended December 31, 2006 and 2005, the Company contributed to the plan $18,932 and $24,688, respectively. The 401(k) Plan also has provisions for a profit sharing component.

Note 8 - Contingencies

Warranties
The Company guarantees the products it manufactures for two years and will repair any power unit that malfunctions due to material or workmanship. At December 31, 2006, accrued warranty liability was $24,000, based on historical data.

Note 9 - Concentration Risks

Credit Risk
The Company maintains its cash and cash equivalents in accounts that may exceed Federal Deposit Insurance Corporation (FDIC) insured limits from time to time. The Company minimizes its risk by selecting financial institutions considered to be highly credit worthy.

At December 31, 2006, approximately 48% of accounts receivable was due from two customers. The Company generally does not require collateral. The Company performs ongoing evaluations of customer accounts to minimize credit risk.

Customers
The Company’s customer base consists primarily of military and industrial organizations and original equipment manufacturers. During the year ended December 31, 2006, approximately 28% of the Company’s revenue was earned from two customers, each customer representing in excess of 10% of annual revenue.

There were no customers who accounted for more than of 10% of annual revenue during the year ended December 31, 2005.

DELTRON, INC
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 9 - Concentration Risks (continued)

Foreign Operations
The Company conducts its operations in the United States and Mexico. Included in the consolidated financial statements are the following amounts from the operations in Mexico.

	2006	2005

Net loss	$(316,034)	$(570,038)
Long-lived assets	$772,820
Total assets	$795,809

Note 10 - Subsequent Events

On September 5, 2007, the Company completed a sale of substantially all of its net assets to Solomon Technologies, Inc. (“Solomon”), effective August 31, 2007. The transaction was effected pursuant to an asset purchase agreement dated June 1, 2007 and subsequent amendments (the “Purchase Agreement”), between Solomon and its wholly-owned subsidiary (collectively the “Buyers”), the Company and its stockholders (collectively “Sellers”). The Company sold to the Buyers all tangible and intangible assets of Deltron, including all of the outstanding stock of Delinc, but excluding certain property and equipment, and certain other excluded assets. The Buyer assumed certain of Deltron’s liabilities, including trade accounts payable, certain accrued commissions payable and accrued warranty obligations.

The purchase price consisted of $1,508,000 in cash for Deltron’s assets, plus $600,000 in cash for the stock of Delinc and the assumption by the Buyers of certain liabilities totaling approximately $327,000. A portion of the purchase price totaling $400,000 was deposited in escrow for one year from closing to support the Sellers’ indemnification obligations. The Buyers also agreed to pay the Sellers an earn-out payment equal to the excess of net sales of the purchased business during the year following the closing multiplied by a profit margin (determined by subtracting from net sales the cost of goods sold divided by net sales) over $1,570,000. The earn-out payment cannot exceed $300,000.

Deltron, Inc.
Condensed Consolidated Balance Sheet
June 30, 2007
(Unaudited)

Assets
Current assets
Cash	$42,994
Accounts receivable, net	690,080
Inventories	419,498
Prepaid expenses	50,769
1,203,341

Land	107,660
Building	1,275,445
Furniture and equipment	3,696,900
5,080,005

Less: Accumulated depreciation	(4,146,409)
Net property and equipment	933,596

$2,136,937

Liabilities and Stockholders' Equity
Current liabilities
Note payable to stockholder	$990,600
Accounts payable	337,031
Accrued expenses (including interest payable to stockholder of $142,339)	387,730
1,715,361

Stockholders' Equity
Common stock, no par value authorized 3,000,000 shares; 1,108,000 shares issued and outstanding	4,696
Retained earnings	416,880
421,576

Total Stockholders' equity	$2,136,937

See accompanying notes to condensed consolidated financial statements.

Deltron, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Six Months Ended June 30,
	2007	2006

Net sales	$2,354,162	$2,280,388

Cost of goods sold	1,446,135	1,426,705

Gross profit	908,027	853,683

Operating expenses:
Research and development	292,950	322,573
General and administrative	364,950	374,971
Selling	175,617	195,951
Commissions	103,132	75,544
	936,649	969,039

Operating loss	(28,622)	(115,356)

Other income (expense)
Gain (loss) on foreign currency transactions	525	(4,786)
Other income	(56,206)	915
Interest expense - stockholder	(65,628)	(58,462)
Total other (expense)	(121,309)	(62,333)

Net loss	$(149,931)	$(177,689)

See accompanying notes to condensed consolidated financial statements.

Deltron, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2007	2006

Cash flows from operating activities

Net loss	$(149,931)	$(177,689)

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	40,336	58,811
Change in operating assets and liabilities
Accounts receivable	(142,386)	(116,712)
Inventories	21,967	57,268
Prepaid expenses	(5,063)	8,134
Accounts payable	44,970	60,237
Accrued expenses (including interest payable to stockholder)	73,406	53,577
Net cash used in operating activities	(116,701)	(56,374)

Cash flows from investing activities
Purchase of property and equipment	(1,249)	(8,926)
Net cash used in investing activities	(1,249)	(8,926)

Net decrease in cash	(117,950)	(65,300)

Cash at beginning of period	160,944	174,646

Cash at end of period	$42,994	$109,346

Supplemental Disclosure of Cash Flow information:
Cash payments for interest	$45,958	$22,497

See accompanying notes to condensed consolidated financial statements.

Deltron, Inc.
Condensed Consolidated Statement of Stockholders' Equity

	Common Stock		Retained
	Shares	Amount	Earnings	Total

Balance at December 31, 2006	1,108,000	$4,696	$566,811	$571,507

Net loss		-	(149,931)	(149,931)

Balance at June 30, 2007 (Unaudited)	1,108,000	$4,696	$416,880	$421,576

See accompanying notes to condensed consolidated financial statements.

DELTRON, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
June 30, 2007 and 2006

Note 1 - Nature of Business and Basis of Presentation

Nature of Business
Deltron, Inc, located in North Wales, Pennsylvania (Deltron) and its wholly owned subsidiary, Corporacion Delinc S.A. de C.V. (Delinc) located in Mexico (collectively the “Company”), manufacture and sell power supply units to the electronics industry principally within the continental U.S. The Company also has a limited amount of sales in Canada, Europe, and Asia. During 2006 the Company completed the transition of its manufacturing functions to Delinc with Deltron mainly involved in procurement, research and development, administration and sales activities. Delinc manufactures and assembles products for Deltron, the U.S. parent. All sales of Delinc are to the U.S. parent company.

Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The financial statements as of June 30, 2007 and for the six-months ended June 30, 2007 and 2006 are unaudited, but in the opinion of management the financial statements include all adjustments necessary consisting of normal recurring accruals necessary for fair presentation of the Company’s financial position and results of operations. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

The Company sold substantially all its net assets in September 2007 (Note 9). Excluded assets include cash and certain machinery and equipment in Pennsylvania, and the real estate located at its principal office in North Wales, Pennsylvania. The liabilities to be assumed by the buyer include trade accounts payable and certain accrued expenses.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of Deltron and Delinc. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, revenues and expenses as well as disclosure of contingent assets and liabilities included in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions that the Company may undertake in the future, they may ultimately differ from actual results. The most significant estimates relate to inventory obsolescence and recoverability of deferred tax assets. Actual results could differ from those estimates.

DELTRON, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
June 30, 2007 and 2006

Note 2 - Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents
The Company considers all highly liquid instruments with remaining maturities when purchased of three months or less to be cash equivalents.

The Company maintains its cash accounts in two commercial banks, one located in the U.S. and one in Mexico. The amount on deposit in the U.S. bank usually exceeds the federally insured limit.

Revenue Recognition and Accounts Receivable
The Company recognizes revenue when there is persuasive evidence of an arrangement, the product has been delivered and is fully functional, the sales price is fixed or determinable and collectibility is reasonably assured. In general, these conditions are met when the product is shipped. Credit is extended based on an evaluation of each customer’s financial condition; collateral is generally not required. The Company provides an allowance for uncollectible trade receivables, when appropriate, based on aging analysis, specific known troubled accounts and historical collection experience. At June 30, 2007, the allowance for doubtful accounts was $10,000.

There was no bad debts expense for the six months ended June 30, 2007 and 2006.

Inventory
Inventory, which consists of raw materials, completed sub-assemblies and electronic components, is stated at the lower of cost or market on a first-in first-out basis. Inventory items designated as obsolete or slow-moving are reduced to net realizable value. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and inventory turnover.

DELTRON, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
June 30, 2007 and 2006

Note 2 - Summary of Significant Accounting Policies (continued)

Property and Equipment
Property and equipment are stated at cost. Major replacements and betterments are capitalized while maintenance and repairs are expensed as incurred.

Depreciation is computed for financial statement purposes on a straight-line method over the estimated useful lives of the related assets. Gains and losses on sales and retirements are reflected in results of operations. The estimated useful lives of depreciable assets are:

Classifications	Six months

Building	12-50
Furniture and equipment	5-12

Depreciation expense for the six months ended June 30, 2007 and 2006 was $40,336 and $58,811, respectively.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss carryfowards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Deltron and Delinc are responsible for filing separate tax returns in their own tax jurisdictions.

The Company  adopted the  provisions  of Financial  Standards  Accounting  Board Interpretation  No. 48 "Accounting  for Uncertainty in Income Taxes" ("FIN 48"), an interpretation of FASB Statement No. 109 ("SFAS 109"), effective January 1, 2007. Deltron’s income tax returns for the years 2003 through 2006 are subject to examination by the taxing jurisdictions. Management believes that an audit or review of the prior years, would result in no material tax liability and therefore no income tax penalties or interest accruals have been recognized.

DELTRON, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
June 30, 2007 and 2006

Note 2 - Summary of Significant Accounting Policies (continued)

Research and Development Costs
Research and development costs are expensed as incurred and were $292,950 and $322,573 for the six months ended June 30, 2007 and 2006 respectively.

Collective Bargaining Agreements
The Company had a collective bargaining agreement, which covered approximately 8% of its U.S. labor force and was terminated as of December 12, 2006. The Company had a collective bargaining agreement with approximately 50% of its Mexican labor force that expired on December 31, 2006 at which time it was renewed through December 31, 2007.

Foreign Currency Remeasurement
The U.S. dollar is the functional currency of the Company and its subsidiary. All foreign currency denominated assets and liabilities are translated into U.S. dollars at exchange rates prevailing at balance sheet date, except for non-monetary assets and liabilities, which are translated at historical exchange rates. Results of operations are translated at average exchange rates in effect during the year. All foreign currency transaction and translation gains or losses are included in the results of operations.

Note 3 - Inventory

At June 30, 2007 inventory consists of the following:

Component parts	$111,763
Work-in-process	99,955
Finished goods	207,780

$419,498

Note 4 - Note Payable - Stockholder

The Company has a line of credit agreement with its majority stockholder, which permits borrowing up to $1,000,000. Interest is charged on the outstanding balance at 1.75 times the rate at which the stockholder is able to borrow the funds from Wachovia Securities, and is payable monthly. The line is collateralized by the assets of the Company. At June 30, 2007, the outstanding balance was $990,600, and the interest rate was 13.13%. Interest expense incurred on this line of credit for the six months ended June 30, 2007 and 2006, was $65,628 and $58,462, respectively. Borrowings under the agreement are payable on demand.

DELTRON, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
June 30, 2007 and 2006

Note 5 - Accrued Expenses

At June 30, 2007, accrued expenses consist of the following:

Accrued commissions	$50,205
Accrued vacation	89,600
Accrued and withheld payroll taxes	38,148
Accrued warranty repairs	24,000
Accrued interest payable to stockholder	142,339
Accrued wages	22,666
Other	20,772

$387,730

Note 6 - Employee Benefit Plans

Profit Sharing Plan
The Company had a discretionary profit sharing plan that covered those employees who met the eligibility requirements set forth in the plan. The amount of the contribution to the plan was at the discretion of the Board of Directors, up to a maximum of 15% of the eligible participants’ total compensation. Substantially all of the Company’s full-time employees were covered by the plan. For the six months ended June 30, 2006 the Company made no contributions to the plan. As of May 2006, the profit sharing plan was terminated, and all of the plan’s assets were transferred to the 401(k) plan.

401(k) Plan
The Company offers a 401(k) plan to all eligible employees who meet the eligibility requirements set forth in the plan. Participants in the plan may elect to defer a percentage of their compensation under the plan. The Company may contribute a matching contribution equal to 25% of the participant’s deferred compensation, limited to 12% of employees’ compensation. For the six months ended June 30, 2007 and 2006, the Company contributed to the plan $8,909 and $9,508, respectively. The 401(k) Plan also has provisions for a profit sharing component.

Note 7 - Contingencies

Warranties
The Company guarantees the products it manufactures for two years and will repair any power unit that malfunctions due to material or workmanship. At June 30, 2007, the accrued warranty liability was $24,000, based on historical data.

DELTRON, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
June 30, 2007 and 2006

Note 8 - Concentration Risks

Credit Risk
The Company maintains its cash and cash equivalents in accounts that may exceed Federal Deposit Insurance Corporation (FDIC) insured limits from time to time. The Company minimizes its risk by selecting financial institutions considered to be highly credit worthy.

At June 30, 2007, approximately 45% of accounts receivable was due from two customers. The Company generally does not require collateral. The Company performs ongoing evaluations of customer accounts to minimize credit risk.

Customers
The Company's customer base consists primarily of military and industrial organizations and original equipment manufacturers. During the six months ended June 30, 2007, approximately 49% of the Company's revenue was earned from two customers, each customer representing in excess of 10% of annual revenue.

Foreign Operations
The Company conducts its operations in the United States and Mexico. Included in the consolidated financial statements are the following amounts from the operations in Mexico.

	2007	2006
Net loss	$(75,838)	$(117,490)
Long-lived assets	$762,483
Total assets	$807,133

Note 9- Subsequent Events

On September 5, 2007, the Company completed a sale of substantially all of its net assets to Solomon Technologies, Inc. (“Solomon”) effective August 31, 2007. The transaction was effected pursuant to an Asset Purchase Agreement dated June 1, 2007 and subsequent amendments (the “Purchase Agreement”), between Solomon and its wholly-owned subsidiary (collectively the “Buyers”), the Company and its stockholders (collectively the “Sellers”). The Company sold to the Buyers all tangible and intangible assets of Deltron, including all of the outstanding stock of Delinc, but excluding certain property and equipment, and certain other excluded assets. The Buyers assumed certain of Deltron’s liabilities, including trade accounts payable, certain accrued commissions payable and accrued warranty obligations.

The purchase price consisted of $1,508,000 in cash for Deltron's assets, plus $600,000 in cash for the stock of Delinc and the assumption by the Buyers of certain liabilities totaling approximately $327,000. A portion of the purchase price totaling $400,000 was deposited in escrow for one year from closing to support the Sellers' indemnification obligations. The Buyers also agreed to pay the Sellers an earn-out payment equal to the excess of the product of net sales of the purchased business during the year following the closing multiplied by a profit margin (determined by subtracting from net sales the cost of goods sold divided by net sales) over $1,570,000. The earn-out payment cannot exceed $300,000.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined balance sheet as of June 30, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and the six months ended June 30, 2007 are based on the historical financial statements of Solomon Technologies, Inc. (Solomon) and Deltron Inc. and subsidiary (Deltron) after giving effect to Solomon’s acquisition of Deltron using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet combines Solomon’s and Deltron’s historical balance sheets as of June 30, 2007, giving effect to the purchase as if it had occurred on June 30, 2007. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 combines Solomon’s historical statement of operations for the year then ended with Deltron’s historical consolidated statement of operations for the year ended December 31, 2006. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 gives effect to the purchase as if it had occurred on January 1, 2006. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2007 combines Solomon’s historical condensed consolidated statement of operations for the six months ended June 30, 2007 with Deltron’s historical condensed consolidated statement of operations for the six months ended June 30, 2007. The unaudited pro forma condensed combined statement of operations gives effect to the purchase as if it had occurred on January 1, 2007.

The acquisition has been accounted for under the purchase method of accounting . Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Deltron acquired in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based upon an independent appraisal and preliminary estimates.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and may not necessarily be indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Solomon and Deltron been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Solomon’s historical financial statements included in its Annual Report on Form 10-KSB for its year ended December 31, 2006 and in its Form 10-QSB for the period ended June 30, 2007, and Deltron’s historical consolidated financial statements for the year ended December 31, 2006 and for the six months ended June 30, 2007.

Solomon Technologies, Inc.
Pro-Forma Condensed Consolidated Balance Sheet
June 30, 2007
(Unaudited)

	Solomon	Deltron	Pro Forma			Pro Forma
	June 30,	June 30,	Financing			Acquisition
	2007	2007	Adjustments		Subtotal	Adjustments		Combined
Assets
Current assets
Cash	$735,959	$42,994	$2,619,488	(e)	$3,398,441	$(2,575,137	(i,j))	$823,304
Accounts receivable, net	800,556	690,080	-		1,490,636	-		1,490,636
Inventories, net	1,435,817	419,498	-		1,855,315	190,596	(a)	2,045,911
Due from related parties	43,455	-	-		43,455	-		43,455
Prepaid expenses and other current assets	103,645	50,769	-		154,414	(7,590(i))		146,824
	3,119,432	1,203,341	2,619,488		6,942,261	(2,392,131)		4,550,130

Noncurrent assets
Property and equipment, net	163,812	933,596	-		1,097,408	615,454(f,i	)	1,712,862
Goodwill	2,873,576	-	-		2,873,576	-		2,873,576
Intangible assets	1,725,287	-	-		1,725,287	250,000(c	)	1,975,287
Deferred debt costs, net	551,406	-	491,477	(d)	1,042,883	-		1,042,883
Other assets	215,375	-	-		215,375	(213,253)	(b)	2,122
	5,529,456	933,596	491,477		6,954,529	652,201		7,606,730

	$8,648,888	$2,136,937	$3,110,965		$13,896,790	$(1,739,930)		$12,156,860

Liabilities and Capital Deficiency
Current liabilities
Revolving note payable to bank	$1,000,000	$-	$-		$1,000,000	$-		$1,000,000
Accounts payable	1,201,337	337,031	-		1,538,368	(213,253)	(b)	1,325,115
Due to Deltron sellers	-	-	-		-	80,611	(c)	80,611
Accrued compensation	2,434,874	150,414	-		2,585,288	(150,414)	(i)	2,434,874
Other accrued expenses	667,223	237,316	-		904,539	(44,698)	(i)	859,841
Capital lease obligations	3,161	-	-		3,161	-		3,161
Notes payable	187,000	-	-		187,000	-		187,000
Notes payable to related parties	1,837,085	990,600	2,750,000	(e)	5,577,685	(990,600)	(i)	4,587,085
Convertible debentures payable, net	2,620,128	-	-		2,620,128	-		2,620,128
	9,950,808	1,715,361	2,750,000		14,416,169	(1,318,354)		13,097,815

Commitments and Contingencies

Capital Deficiency
Common stock	39,152	4,696	1,259	(g)	45,107	(4,696)	(h)	40,411
Additional paid-in capital	45,372,958	-	359,706	(g)	45,732,664	-		45,732,664
Accumulated deficit	(46,714,030)	416,880	-		(46,297,150)	(416,880)	(h)	(46,714,030)
	(1,301,920)	421,576	360,965		(519,379)	(421,576)		(940,955)

	$8,648,888	$2,136,937	$3,110,965		$13,896,790	$(1,739,930)		$12,156,860

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

Solomon Technologies, Inc.
Condensed Consolidated Statements of Operations
Year Ended December 31, 2006
(Unaudited)

	Solomon	Deltron
	Year Ended	Year Ended	Pro Forma			Pro Forma
	December 31,	December 31,	Financing			Acquisition
	2006	2006	Adjustments		Subtotal	Adjustments	Combined

Net sales	$2,278,848	$4,557,586	$-		$6,836,434	$-	$6,836,434

Cost of goods sold	1,674,064	2,946,503	-		4,620,567	190,596 (a)	4,811,163

Gross profit	604,784	1,611,083	-		2,215,867	(190,596)	2,025,271

Operating expenses:
Selling, general and administrative	5,579,760	1,222,041	-		6,801,801	-	6,801,801
Research and development	372,718	619,949	-		992,667	-	992,667
Amortization of acquired intangible assets	-	-	-		-	123,333 (b)	123,333
Goodwill impairment	3,346,153	-	-		3,346,153	-	3,346,153
	9,298,631	1,841,990	-		11,140,621	123,333	11,263,954

Operating loss	(8,693,847)	(230,907)	-		(8,924,754)	(313,929)	(9,238,683)

Other expenses
Interest expense	(1,912,727)	(125,594)	(931,477)	(c,d)	(2,969,798)	125,594 (e)	(2,844,204)
Gain (loss) on foreign currency transactions	-	(6,934)	-		(6,934)	-	(6,934)
Other expenses	(20,910)	7,282	-		(13,628)	-	(13,628)
Loss on extinguishment of redeemable preferred stock and other debt	(5,635,030)	-	-		(5,635,030)	-	(5,635,030)
	(7,568,667)	(125,246)	(931,477)		(8,625,390)	125,594	(8,499,796)

Net loss	(16,262,514)	(356,153)	(931,477)		(17,550,144)	(188,335)	(17,738,479)

Preferred stock dividends	(171,164)	-	-		(171,164)	-	(171,164)

Loss applicable to common stockholders	$(16,433,678)	$(356,153)	$(931,477)		$(17,721,308)	$(188,335)	$(17,909,643)

Basic and diluted net loss per common share	$(0.60)				$(0.62)		$(0.63)

Weighted average common shares outstanding - basic and diluted	27,342,337		1,258,664		28,601,001	-	28,601,001

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements

Solomon Technologies, Inc.
Condensed Consolidated Statements of Operations
Six Months Ended June 30, 2007
(Unaudited)

	Solomon Six Months	Deltron Six Months	Pro Forma			Pro Forma
	Ended June 30,	Ended June 30,	Financing			Acquisition
	2007	2007	Adjustments		Subtotal	Adjustments	Combined
Net sales	$3,070,010	$2,354,162	$-		$5,424,172	$-	$5,424,172

Cost of goods sold	1,615,945	1,446,135	-		3,062,080	190,596 (a)	3,252,676

Gross profit	1,454,065	908,027	-		2,362,092	(190,596)	2,171,496

Operating expenses:
Selling, general and administrative	2,546,738	643,699	-		3,190,437	-	3,190,437
Research and development	559,126	292,950	-		852,076	-	852,076
Amortization of acquired intangible assets	-	-	-		-	91,667 (b)	91,667
	3,105,864	936,649	-		4,042,513	91,667	4,134,180

Operating loss	(1,651,799)	(28,622)	-		(1,680,421)	(282,263)	(1,962,684)

Other expenses
Interest expense	(4,876,000)	(65,628)	(465,739	)(c, d)	(5,407,367)	65,628 (e)	(5,341,739)
Gain (loss) on foreign currency transactions	-	525	-		525	-	525
Other expenses	18,684	(56,206)	-		(37,522)	-	(37,522)
	(4,857,316)	(121,309)	(465,739)		(5,444,364)	65,628	(5,378,736)

Net loss	(6,509,115)	(149,931)	(465,739)		(7,124,785)	(216,635)	(7,341,419)

Preferred stock dividends	(1,413,031)	-	-		(1,413,031)	-	(1,413,031)
Loss applicable to common stockholders	$(7,922,146)	$(149,931)	$(465,739)		$(8,537,816)	$(216,635)	$(8,754,450)

Basic and diluted net loss per common share	$(0.22)				$(0.23)		$(0.23)

Weighted average common shares outstanding - basic and diluted	36,368,537		1,258,664		37,627,201	-	37,627,201

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements

SOLOMON TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

____________________________

(1) Basis of Presentation

On September 5, 2007, Solomon Technologies, Inc. (“Solomon”), through its wholly-owned subsidiary Deltron LLC (Deltron LLC) completed the acquisition of substantially all of the net assets of Deltron Inc., a privately-held corporation based in North Wales, Pennsylvania, as well as the stock of its wholly-owned subsidiary Corporacion Delinc, S.A. de C.V., a Reynosa, Tamaulipas, Mexico corporation (Deltron). The preliminary purchase price of $2,860,000 consisted of $1,508,000 in cash for Deltron’s assets, plus $600,000 in cash for the stock of Delinc, S.A., $425,000 in acquisition related costs, and the assumption of certain liabilities totaling approximately $327,000. Solomon also agreed to pay the sellers an earn-out payment equal to the excess of the product of net sales of the purchased business during the year following the closing multiplied by a profit margin (determined by subtracting from net sales the cost of goods sold divided by net sales), over $1,570,000. The earn-out payment cannot exceed $300,000 and is due 55 days following the one-year anniversary of the closing. This acquisition was recorded under the purchase method of accounting with the total consideration allocated to the assets acquired and liabilities assumed based on estimates of fair value. The fair value of the customer list, trade name and customer backlog were determined by an independent appraisal firm based on estimates of future cash flows associated with those assets. In accordance with the provisions of paragraph 46 of SFAS 141 regarding accounting for contingent consideration in a business combination, an amount equal to the lesser of the maximum amount of contingent consideration or the excess of the fair value of the net assets acquired over the purchase price has been recorded as a liability to the seller, until such time as the contingency is resolved. The purchase accounting for this acquisition, which is preliminary and is expected to be finalized during 2008, is summarized as follows:

	Amount	Estimated Useful Life
Net tangible assets	$2,690,611
Identifiable intangible assets:
Customer relationship	115,000	3 years
Trade name	75,000	3 years
Customer backlog	60,000	6 months
Due to seller	(80,611)
Total preliminary purchase price	$2,860,000

To fund the purchase price, Solomon borrowed a total of $2,750,000 under a secured promissory note provided by JMC Venture Partners LLC and incurred approximately $492,000 in debt issuance costs, of which $360,965 was paid in shares of common stock. The note bears interest at 12% annually, plus quarterly investment fees of 1% of the amounts then outstanding. The note matures on September 5, 2008.

SOLOMON TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

____________________________

  (2) Pro Forma Condensed Combined Balance Sheet

The following unaudited adjustments were applied to the Pro Forma Condensed Combined Balance Sheet as of June 30, 2007:

June 30, 2007
(a) To record the following:
Inventory	$190,596

To increase the basis of inventory purchased from Deltron to fair value.

(b) To record the following:
Other assets	$(213,253)

To eliminate Solomon's capitalized acquisition costs paid as part of the purchase price.

(c) To record the following:
Customer relationship	$115,000
Trade name	75,000
Customer backlog	60,000
Due to sellers	(80,611)
Total identifiable intangible assets	$169,389

Amounts reflect the allocation of the excess of the fair value of the net assets acquired over the purchase price, based upon an independent appraisal.

(d) To record the following:
Deferred debt costs	$491,477

To record the debt issuance costs associated with the acquisition credit facility and the acquisition note payable ($130,512 in cash and $360,965 in shares of Solomon common stock).

(e) T o record the following:
Proceeds from note payable to related parties	$2,750,000
Debt issuance costs paid in cash	(130,512)
Cash	$2,619,488

To record the net borrowings from a related party and payment of debt issuance costs.

SOLOMON TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

____________________________

(2) Pro Forma Condensed Combined Balance Sheet (Continued)

(f) To record the following:
Property and equipment, net	$684,879

To record at fair value the property and equipment acquired.

(g) To record the following:
Issuance of common stock, at par	$1,259
Additional paid-in-capital	359,706
$360,965

To record the issuance of 1,258,664 shares of common stock of Solomon, in payment of the commitment, monitoring and perfection fees, pertaining to the acquisition credit facility and the acquisition note payable.

h) To record the following:
Common stock, at par	$(4,696)
Accumulated deficit	(416,880)
$(421,576)
To record the elimination of Deltron’s stockholders’ equity.

(i) To record the following:
Cash	$(42,417)
Prepaid and other current assets	(7,590)
Property and equipment	(69,425)
Accrued compensation	(150,414)
Other accrued expenses	(44,698)
Note payable to related parties	(990,600)
$(1,305,144)

To record the elimination of Deltron’s assets and liaibilities not acquired.

(j) To record the following:
Purchase price paid to sellers	$(2,108,000)
Acquisition costs paid in cash	(424,720)
Cash	$(2,532,720)

To record the cash paid at closing.

SOLOMON TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

____________________________

(3) Pro Forma Condensed Combined Statements of Operations

The following unaudited adjustments were applied to the Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2006 and for the six months ended June 30, 2007.

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
(a) To record the following:
Cost of goods sold	$190,596	$190,596

Reflects flow through to cost of goods sold of the adjustment required to reflect inventory at fair value.

(b) To record the following:
Amortization of acquisition-related intangible assets	$123,333	$91,667

Reflects amortization of intangible assets over their useful life.

(c) To record the following:
Accretion of debt issuance costs	$491,477	$245,739

Reflects accretion of debt issuance costs to interest expense over the term of the note payable.

(d) To record the following:
Accrual of interest expense	$440,000	$220,000

Reflects the accrual of interest expense on the acquisition note payable at the rate of 12% annually, as well as quarterly investment fees at the rate of 1% of the amount then outstanding.

(e) To record the following:
Interest expense	$(125,594)	$(65,628)

To record the elimination of Deltron’s interest expense on a note payable to a related party not assumed.